Exhibit 99.1

Center Financial Reports Profitable 2010 First Quarter

-- Successful Assumption of Innovative Bank in FDIC-Assisted Transaction Expected to Further Boost Earnings Capacity for 2010 --

LOS ANGELES--(BUSINESS WIRE)--April 28, 2010--Center Financial Corporation (NASDAQ: CLFC), the holding company of Center Bank, today reported financial results for its first quarter ended March 31, 2010, marking its return to profitable operations with net income of $2.8 million, equal to $0.10 per diluted share.

“After closing 2009 on a high note with two successful capital raises, we are very pleased to continue the positive momentum into 2010 with a return to profitable operations early on in the year,” said Jae Whan (J.W.) Yoo, president and chief executive officer. “At the same time, we are cognizant that the economic conditions still present a credit environment in which we need to move forward cautiously and proactively. While nonperforming and delinquent loans have increased since year-end, I am happy to report that resolutions completed subsequent to the first quarter and currently in the final states of completion aggregate in excess of $16 million. Overall, we remain optimistic that the actions taken in 2009 position us well to capitalize on the opportunities ahead.”

2010 FIRST QUARTER SUMMARY:

  Net income totaled $2.8 million, equal to $0.10 per diluted common share, and marked the company’s return to profitability;
  Company posts $2.2 million gain on sale of securities available for sale. Excluding this gain, core earnings, as non-GAAP measure, would have equaled $1.3 million;
  Net interest margin rose 41 basis points on a sequential basis to 3.41% for Q1;
  Capital ratios further strengthened with total risk-based capital ratio of 18.23% and Tier 1 leverage capital ratio of 12.82% at March 31;
  Provision for loan losses of $7.0 million exceeded net charge-offs by $2.5 million and increased allowance for loan losses to 4.01% of gross loans at March 31;
  Company’s efforts to enhance operational structure resulted in reduced noninterest expenses and improved efficiency ratio of 49.12%;
  Nonperforming loans rose to $70.4 million at March 31, while delinquent loans 30 to 89 days past due increased to $28.8 million;
  Gross loans declined to $1.52 billion at March 31 with continued reductions in the commercial real estate portfolio;
  Total deposits decreased to $1.63 billion as higher rate funds were run off. Noninterest bearing deposits represented 22.2% of total deposits;

“On April 16, we announced the purchase and assumption of Oakland-based Innovative Bank in an FDIC-assisted transaction,” Yoo said. “Importantly, this earnings-accretive transaction expands our geographic footprint into Northern California for the first time with a full service branch. While we have serviced borrowers in this region for many years, our new branches in Northern California enable us to establish even deeper relationships with those customers through their deposits. We are also very pleased that we were able to quickly redeploy the capital that was raised in late 2009 to strengthen our core earnings capacity and set the stage for additional growth opportunities in 2010.”

ASSET QUALITY

Nonperforming loans at March 31, 2010 totaled $70.4 million, compared with $63.5 million at December 31, 2009. Total nonperforming assets at the end of the 2010 first quarter, including $3.0 million in other real estate owned (OREO), equaled $73.4 million, or $68.7 million net of the SBA guarantee. This compares with total nonperforming assets at December 31, 2009 of $67.7 million, or $64.9 million net of the SBA guarantee, including $4.3 million in OREO. Total nonperforming assets represented 4.81% of gross loans and OREO at March 31, 2010, compared with 4.39% at December 31, 2009.

Delinquent loans 30 to 89 days past due increased to $28.8 million at March 31, 2010 from $13.4 million at December 31, 2009. Performing troubled debt restructurings (TDRs) that are not accounted for in nonaccrual or delinquent loans equaled $9.8 million at March 31, 2010, up from $4.4 million at December 31, 2009.

Net charge-offs during the 2010 first quarter totaled $4.5 million, compared with $28.1 million in the 2009 fourth quarter. As a percentage of average loans on an annualized basis, net charge-offs equaled 1.20%.

Center Financial recorded a provision for loan losses of $7.0 million for the 2010 first quarter, which exceeded net charge-offs by $2.5 million and increased its allowance for loan losses to $61.0 million, equal to 4.01% of gross loans. At December 31, 2009, the company’s allowance for loan losses totaled $58.5 million and represented 3.81% of gross loans.

As previously noted, subsequent to the close of the 2010 first quarter, the company resolved one loan and is in the final stages of resolution with another relationship, and the outstanding balances on these two loans totaled more than $16 million. Related to these resolutions, the company expects to record recoveries of approximately $2 million in the 2010 second quarter.

LOANS & DEPOSITS

Gross loans at March 31, 2010 totaled $1.52 billion, down $16.4 million from $1.54 billion at year-end 2009, reflecting decreases in its construction, commercial real estate and consumer portfolios, offset by increases in its C&I portfolio.

Total deposits at March 31, 2010 equaled $1.63 billion, compared with $1.75 billion at December 31, 2009. The company attributed the declines to strategic outflows of higher rate retail and brokered deposits, as well as seasonal deposit fluctuations. As of March 31, 2010, noninterest-bearing demand deposits rose moderately from December, 2009 to $360.5 million and represented 22.2% of total deposits. The company’s loan-to-deposit ratio equaled 89.8% at March 31, 2010, compared with 84.6% at December 31, 2009.

The average cost of interest-bearing deposits continued to trend downwards, decreasing by 32 basis points to 1.65% for the three months ended March 31, 2010 from 1.97% for the preceding 2009 fourth quarter. Total cost of deposits declined 29 basis points to 1.31% for the 2010 first quarter from 1.60% for the 2009 fourth quarter.

BALANCE SHEET SUMMARY & CAPITAL

Total assets at March 31, 2010 decreased to $2.08 billion from $2.19 billion at year-end 2009, largely reflecting reductions in the company’s investment securities portfolio, predominantly due to a securities sale effected during the 2010 first quarter. Reflecting this reduction, average interest-earning assets for the 2010 first quarter declined to $1.95 billion from $2.01 billion at December 31, 2009.

Total shareholders’ equity at March 31, 2010 increased to $257.1 million from $256.1 million at December 31, 2009. As of March 31, 2010, the company’s tangible common equity as a percentage of tangible assets, which is a non-GAAP financial measure, increased to 9.75% from 6.01% at December 31, 2009. Center Financial further strengthened its capital position as of March 31, 2010 from year-end 2009. Total risk-based capital ratio increased to 18.23%, Tier 1 risk-based capital ratio advanced to 16.94% and Tier 1 leverage ratio expanded to 12.82%.

2010 FIRST QUARTER OPERATIONAL HIGHLIGHTS

Net interest income before provision for loan losses increased 8% to $16.4 million for the three months ended March 31, 2010 from $15.2 million for the preceding 2009 fourth quarter and was up 3% from $15.9 million in the year-ago first quarter. The company attributed the increases primarily to reductions in its cost of deposits, down 29 basis points versus the preceding quarter and down 90 basis points from the 2009 first quarter. The average yield on loans for the 2010 first quarter rose five basis points to 5.68% versus the preceding 2009 fourth quarter equaled 5.63%, but was down 23 basis points when compared with the 2009 first quarter.

The company’s net interest margin for the 2010 first quarter rose 41 basis points to 3.41% from 3.00% in the immediately preceding three-month period and was up 7 basis points compared with 3.34% in the year-ago first quarter. The company attributed the strong sequential expansion in net interest margin principally to a 29 basis point reduction in cost of deposits and reduced balances in low-yielding Federal Funds sold, partially offset by the lower loan balances and the reversal of previously accrued interest income on loans placed on nonaccrual status during the quarter.

Noninterest income for the 2010 first quarter was $5.7 million and included a $2.2 million gain on sale of securities available for sale. During the quarter, the company sold $56.8 million of its investment securities in an effort to shorten up the duration of its securities portfolio with the expectation for rising interest rates. Noninterest income amounted to $3.4 million in the preceding 2009 fourth quarter and $3.7 million in the prior-year first quarter, for which there was no comparable gain on sale of securities.

Total noninterest expense for the 2010 first quarter was $10.9 million, compared with $12.5 million in the immediately preceding 2009 fourth quarter and $10.1 million in the prior-year first quarter. As previously reported, the company recorded a full impairment of its goodwill and core deposit intangible for a total of $1.4 million in the 2009 fourth quarter. The company’s continued focus on managing costs contributed to a significant improvement in its efficiency ratio on a sequential basis. For the 2010 first quarter, the efficiency ratio improved to 49.12% from 66.95% in the 2009 fourth quarter and from 51.67% in the year-ago first quarter.

Center Financial returned to profitability in the 2010 first quarter, posting net income of $2.8 million, equal to $0.10 per diluted common share, after an income tax provision of $1.5 million. This compares with a net loss in the preceding fourth quarter of $24.5 million, equal to $1.41 per common share, after a $16.1 million deferred tax asset impairment, which resulted in a net tax provision of $8.0 million, and a $22.6 million loan loss provision. In the 2009 first quarter, the company sustained a net loss of $ 2.7 million, equal to $0.19 per common share, after an income tax benefit of $2.2 million.

For the 2010 first quarter, Center Financial posted a return on average assets of 0.53% and a return on average equity of 4.34%. This compares with a loss on average assets and loss on average equity of 4.44% and 48.45%, respectively, for the preceding 2009 fourth quarter. For the year-ago first quarter, the loss on average assets equaled 0.54% and the loss on average equity was 4.94%.

PURCHASE AND ASSUMPTION OF INNOVATIVE BANK IN FDIC-TRANSACTION

As previously announced, Center Bank acquired the banking operations of Oakland, California-based Innovative Bank from the Federal Deposit Insurance Corporation (FDIC), effective as of the close of business on April 16, 2010, following the closing of Innovative Bank by the California Department of Financial Institutions. The transaction is immediately accretive to earnings and marked the company’s entry into the Northern California market.

In accordance with the terms of the purchase and assumption agreement, Center Bank assumed all retail deposits and acquired substantially all of the assets of Innovative Bank, including three branches in Northern California and one branch in downtown Los Angeles. In the final settlement with the FDIC, Center Bank acquired total assets of $229.6 million at a discount of 8.5%, which included a $161.2 million loan portfolio. The acquired loan portfolio is covered by a loss-share agreement under which 80% of losses will be covered by the FDIC and the company will bear 20% of losses. Center Bank also assumed essentially all of former Innovative Bank’s liabilities, including deposits of $209.3 million and FHLB borrowings of $20.0 million. Center Bank paid a 50 basis point premium on the deposits.

The following table summarizes the gross book values of items purchased and assumed as recorded on former Innovative Bank’s financial statement as of the transaction date, and does not include the fair value and other purchase accounting adjustments.

(Dollars in thousands)	April 16, 2010

Assets acquired:
Cash and cash equivalents	$3,485
Due from banks	49,120
Investment securities	13,125
Loans, net	161,167
Other real estate owned	2,132
Other assets	614
Total assets acquired	$229,643

Liabilities assumed:
Deposits	$209,313
FHLB borrowings	20,045
Other liabilities	1,743
Total liabilities assumed	$231,101
Net assets acquired	$(1,458)

On a pro forma basis as if this transaction had occurred prior to the close of the 2010 first quarter, Center Financial would have reported total assets of approximately $2.3 billion, gross loans of nearly $1.7 billion and total deposits of around $1.8 billion. The company’s total risk-based capital ratio, tier 1 risk-based capital ratio and tier 1 leverage ratio would have approximated 17.78%, 16.51% and 11.61%, respectively.

Use of Non-GAAP Financial Measures

This news release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules. Tangible common equity per common share and tangible common equity to tangible assets are non-GAAP financial measures. Tangible common equity was calculated as total shareholders’ equity less preferred stock and related dividend and accretion of preferred stock discount, goodwill and intangible assets, net. Tangible common equity to tangible assets represents tangible common equity divided by total assets less goodwill and other intangible assets, net. The calculation of tangible common equity may differ among companies in light of diversity in presentation in the marketplace. Management believes that these measures are useful when comparing banks with preferred stock due to TARP funding to banks without preferred stock on their balance sheet and for evaluating a company’s capital levels. This information is being provided in response to market participant interest in these financial metrics. This information is not intended to be considered in isolation or as a substitute for the relevant measures calculated in accordance with U.S. GAAP. The reconciliations of these non-GAAP financial measures to GAAP financial measure included in this news release are attached herein.

Investor Conference Call

The company will host an investor conference call on Thursday, April 29, 2010 at 9 a.m. PDT (12 noon EDT) to review financial results for its 2010 first quarter. The institutional investment community is invited to participate in the call by dialing 866-788-0541 (domestic) or 857-350-1679 (international) and entering passcode 55309746. Other interested parties are invited to listen to the live call through a listen-only audio Web broadcast via the Internet in the Investor Relations section of www.centerbank.com. Listeners are encouraged to visit the Web site at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, the audio broadcast will be archived for one year. A telephonic replay of the call will be available through Thursday, May 6, 2010 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering replay passcode 21432009.

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s soundest financial institutions focusing on the Korean-American community, with total assets of $2.08 billion at March 31, 2010 Headquartered in Los Angeles, Center Bank operates a total of 23 full-service branches and one loan production office. The company has 17 full-service branches located throughout Southern California and three branches in Northern California. Center Bank also operates two branches and one loan production office in the Seattle area, along with one branch in Chicago. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com

This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our cautionary statements contained in Center Financial Corp.’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2009 (See Business, and Management’s Discussion and Analysis), and other filings with the Securities and Exchange Commission (SEC) are incorporated herein by reference. These factors include, but are not limited to: competition in the financial services market for both deposits and loans; the ability of Center Financial and its subsidiaries to increase its customer base; changes in interest rates; new litigation or changes or adverse developments in existing litigation; and regional and general economic conditions. Such forward-looking statements speak only as of the date of this release. Center Financial expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the company’s expectations of results or any change in events.

CENTER FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(Dollars in thousands)
	3/31/10	12/31/09
ASSETS
Cash and due from banks	$34,345	$34,294
Federal funds sold	135,160	145,810
Money market funds and interest-bearing deposits in other banks	52,718	52,698
Cash and cash equivalents	222,223	232,802

Securities available for sale, at fair value	288,999	370,427
Federal Home Loan Bank and Pacific Coast Bankers Bank stock, at cost	15,673	15,673
Loans, net of allowance for loan losses of $61,011 as of March 31, 2010 and $58,543 as of December 31, 2009	1,440,488	1,455,824
Loans held for sale, at the lower of cost or fair value	19,851	23,318
Premises and equipment, net	12,926	13,368
Customers' liability on acceptances	2,201	2,341
Other real estate owned, net	2,993	4,278
Accrued interest receivable	6,623	6,879
Deferred income taxes, net	13,588	11,551
Investments in affordable housing partnerships	11,291	11,522
Cash surrender value of life insurance	12,491	12,392
Income tax receivable	15,263	16,140
Prepaid regulatory assessment fees	10,569	11,483
Other assets	6,439	4,802
Total	$2,081,618	$2,192,800

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$360,520	$352,395
Interest-bearing	1,264,792	1,395,276
Total deposits	1,625,312	1,747,671

Acceptances outstanding	2,201	2,341
Accrued interest payable	4,097	5,803
Other borrowed funds	163,260	148,443
Long-term subordinated debentures	18,557	18,557
Accrued expenses and other liabilities	11,067	13,927
Total liabilities	1,824,494	1,936,742
Commitments and Contingencies	-	-
Shareholders' Equity
Preferred stock, no par value, 10,000,000 shares authorized; issued and outstanding, 55,000 shares and 128,500 shares as of March 31, 2010 and December 31, 2009, respectively
Series A, cumulative, issued and outstanding, 55,000 shares as of March 31, 2010 and December 31, 2009	53,227	53,171
Series B, non-cumulative, convertible, issued and outstanding, none and 73,500 shares as of March 31, 2010 and December 31, 2009, respectively	-	70,000
Common stock, no par value; authorized 100,000,000 and 40,000,000 shares; issued and outstanding, 39,895,661 and 20,160,726 shares (including 60,809 shares and 10,050 of unvested restricted stock) as of March 31, 2010 and December 31, 2009, respectively	158,295	88,060
Retained earnings	43,337	41,314
Accumulated other comprehensive income, net of tax	2,265	3,513
Total shareholders' equity	257,124	256,058
Total	$2,081,618	$2,192,800

Tangible common equity per common share	$5.09	$6.54
Tangible common equity to tangible assets	9.75%	6.01%

CENTER FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (Unaudited)
(Dollars in thousands, except per share data)
	Three Months Ended
	3/31/10	12/31/09	3/31/09
Interest and Dividend Income:
Interest and fees on loans	$20,628	$21,378	$24,311
Interest on federal funds sold	60	108	35
Interest on taxable investment securities	2,944	2,774	2,291
Total interest and dividend income	23,632	24,260	26,637

Interest Expense:
Interest on deposits	5,461	7,266	8,725
Interest expense on long-term subordinated debentures	140	145	192
Interest on other borrowed funds	1,603	1,639	1,818
Total interest expense	7,204	9,050	10,735

Net interest income before provision for loan losses	16,428	15,210	15,902
Provision for loan losses	7,000	22,625	14,451
Net interest income (loss) after provision for loan losses	9,428	(7,415)	1,451

Noninterest Income:
Customer service fees	2,031	2,009	1,973
Fee income from trade finance transactions	658	587	548
Wire transfer fees	281	300	267
Net gain (loss) on sale of securities available for sale	2,209	-	(49)
Loan service fees	160	188	275
Other income	350	340	724
Total noninterest income	5,689	3,424	3,738

Noninterest Expense:
Salaries and employee benefits	4,340	4,159	4,289
Occupancy	1,195	1,232	1,182
Furniture, fixtures, and equipment	507	653	528
OREO related expenses	959	605	6
Data processing	464	572	595
Legal fees	306	263	243
Accounting and other professional fees	315	442	410
Business promotion and advertising	257	455	338
Supplies and communications	264	462	424
Security service	235	263	245
Impairment of goodwill and intangible assets	-	1,413	-
Regulatory assessment	986	558	592
Other operating expenses	1,035	1,400	1,296
Total noninterest expense	10,863	12,477	10,148

Income (loss) before income tax provision (benefit)	4,254	(16,468)	(4,959)
Income tax provision (benefit)	1,487	7,999	(2,233)

Net income (loss)	2,767	(24,467)	(2,726)

Preferred stock dividends and accretion of preferred stock discount	(744)	(743)	(730)

Net income (loss) available to common shareholders	2,023	(25,210)	(3,456)

Other comprehensive (loss) income	(1,248)	(64)	278

Comprehensive income (loss)	$1,519	$(24,531)	$(2,448)

Earnings (loss) per common share:
Basic	$0.10	$(1.41)	$(0.19)
Diluted	$0.10	$(1.41)	$(0.19)

Weighted average shares outstanding - basic	21,286,000	17,933,000	16,789,000
Weighted average shares outstanding - diluted	21,290,000	17,933,000	16,789,000

CENTER FINANCIAL CORPORATION
SELECTED FINANCIAL DATA (Unaudited)
(Dollars in thousands)
	Three Months Ended
	3/31/10		12/31/09		3/31/09

	Average		Average		Average
	Balance	Rate/Yield	Balance	Rate/Yield	Balance	Rate/Yield
Assets:
Interest-earning assets:
Loans	$1,474,122	5.68%	$1,506,443	5.63%	$1,668,873	5.91%
Federal funds sold	103,624	0.23	182,823	0.23	56,598	0.25
Investments	376,699	3.17	322,311	3.41	205,180	4.53
Total interest-earning assets	1,954,445	4.90	2,011,578	4.78	1,930,651	5.60
Noninterest - earning assets:
Cash and due from banks	84,983		86,634		41,163
Bank premises and equipment, net	13,231		13,579		14,750
Customers' acceptances outstanding	2,193		1,832		3,851
Accrued interest receivables	6,437		6,857		6,853
Other assets	70,425		65,791		45,940
Total noninterest-earning assets	177,269		174,694		112,557

Total assets	$2,131,714		$2,186,271		$2,043,208

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Deposits:
Money market and NOW accounts	$492,797	1.07%	$542,529	1.35%	$452,204	1.99%
Savings	91,507	2.71	79,824	2.96	51,343	3.56
Time certificates of deposit over $100,000	522,126	1.83	535,768	2.20	645,656	2.99
Other time certificates of deposit	234,163	2.06	306,417	2.40	147,355	3.55
	1,340,593	1.65	1,464,538	1.97	1,296,558	2.73
Other borrowed funds	148,239	4.39	148,049	4.39	176,864	4.17
Long-term subordinated debentures	18,557	3.06	18,557	3.10	18,557	4.20
Total interest-bearing liabilities	1,507,389	1.94	1,631,144	2.20	1,491,979	2.92
Noninterest-bearing liabilities:
Demand deposits	350,135		340,719		305,690
Total funding liabilities	1,857,524	1.57%	1,971,863	1.82%	1,797,669	2.42%
Other liabilities	15,742		14,040		21,799
Total noninterest-bearing liabilities	365,877		354,759		327,489
Shareholders' equity	258,448		200,368		223,740
Total liabilities and shareholders' equity	$2,131,714		$2,186,271		$2,043,208

Net interest income
Cost of deposits		1.31%		1.60%		2.21%
Net interest spread		2.97%		2.58%		2.68%
Net interest margin		3.41%		3.00%		3.34%

CENTER FINANCIAL CORPORATION
SELECTED FINANCIAL DATA (Unaudited)
(Dollars in thousands)	As of the Dates Indicated
	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09
Loans
Real Estate:
Construction	$16,620	$21,014	$21,800	$37,224	$53,072
Commercial	985,479	1,007,794	1,095,858	1,104,496	1,131,682
Commercial	299,738	295,289	290,675	320,005	313,065
Trade Finance	43,370	39,290	43,602	52,000	48,813
SBA	65,460	49,933	43,969	38,401	37,962
Consumer and other	111,772	125,560	97,841	95,417	79,868
Total Gross Loans	1,522,439	1,538,880	1,593,745	1,647,543	1,664,462

Less:
Allowance for Losses	61,011	58,543	63,978	65,197	49,778
Deferred Loan Fees	290	331	483	555	1,188
Discount on SBA Loans Retained	799	864	931	1,016	1,102
Total Net Loans and Loans Held for Sale	$1,460,339	$1,479,142	$1,528,353	$1,580,775	$1,612,394

As a percentage of total gross loans:
Real estate:
Construction	1.1%	1.4%	1.4%	2.3%	3.2%
Commercial	64.7%	65.5%	68.8%	67.0%	68.0%
Commercial	19.7%	19.2%	18.2%	19.4%	18.8%
Trade finance	2.8%	2.6%	2.7%	3.2%	2.9%
SBA	4.3%	3.2%	2.8%	2.3%	2.3%
Consumer	7.4%	8.1%	6.1%	5.8%	4.8%
Total gross loans	100.0%	100.0%	100.0%	100.0%	100.0%

	As of the Dates Indicated
	3/31/10	12/31/09	9/30/09	6/30/09	3/31/09
Deposits
Demand deposits (noninterest-bearing)	$360,520	$352,395	$332,541	$314,621	$306,112
Money market accounts and NOW	445,999	528,331	503,006	530,410	470,741
Savings	90,294	86,567	77,698	77,958	52,683
	896,813	967,293	913,245	922,989	829,536
Time deposits
Less than $100,000	227,909	256,020	322,141	335,440	321,456
$100,000 or more	500,590	524,358	574,829	596,519	513,076
Total deposits	$1,625,312	$1,747,671	$1,810,215	$1,854,948	$1,664,068

As a percentage of total deposits:
Demand deposits (noninterest-bearing)	22.2%	20.2%	18.4%	17.0%	18.4%
Money market accounts and NOW	27.4%	30.2%	27.8%	28.6%	28.3%
Savings	5.6%	5.0%	4.2%	4.2%	3.1%
	55.2%	55.4%	50.4%	49.8%	49.8%
Time deposits
Less than $100,000	14.0%	14.6%	17.8%	18.1%	19.3%
$100,000 or more	30.8%	30.0%	31.8%	32.1%	30.9%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

CENTER FINANCIAL CORPORATION
SELECTED FINANCIAL DATA (Unaudited)
(Dollars in thousands)
	3/31/2010	12/31/2009	3/31/2009
Nonperforming loans:
Construction Real Estate	$7,008	$8,441	$15,451
Commercial Real Estate	49,088	42,678	18,870
Commercial	8,871	8,290	18,582
Consumer	348	339	416
Trade Finance	1,498	1,498	1,196
SBA	3,612	2,207	1,774

Total nonperforming loans	70,425	63,453	56,289
Other real estate owned	2,993	4,278	-

Total nonperforming assets	73,418	67,731	56,289

Guaranteed portion of nonperforming SBA loans	4,705	2,816	2,408
Total nonperforming assets, net of SBA guarantee	$68,713	$64,915	$53,881
Performing TDR's not included above	$9,811	$4,414	$-

Nonperforming loans as a percent of total gross loans	4.63%	4.12%	3.38%
Nonperforming assets as a percent of total loans and other real estate owned	4.81	4.39	3.38

Delinquent loans 30-89 days past due	$28,817	$13,439	$26,931
Total nonperforming loans	70,425	63,453	56,289
Total delinquent loans	$99,242	$76,892	$83,220

	Year	Year	Year
	Ended	Ended	Ended
	3/31/2010	12/31/2009	3/31/2009
Balances
Average total loans outstanding during the period	$1,534,369	$1,637,703	$1,678,518
Total loans outstanding at end of period *	$1,521,350	$1,537,685	$1,662,172
* Net of deferred loan fees and discount on SBA loans sold
Allowance for Loan Losses:
Balance at beginning of period	$58,543	$38,172	$38,172
Charge-offs:
Construction Real Estate	-	6,844	931
Commercial Real Estate	3,659	23,742	70
Commercial	532	23,795	1,236
Consumer	190	1,599	605
SBA	331	941	129
Trade Finance	-	911	-
Total charge-offs	4,712	57,832	2,971
Recoveries
Real estate	43	-	-
Commercial	53	269	25
Consumer	44	394	78
SBA	40	67	22
Trade Finance	-	1	1
Total recoveries	180	731	126
Net loan charge-offs	4,532	57,101	2,845
Provision for loan losses	7,000	77,472	14,451
Balance at end of period	$61,011	$58,543	$49,778

Ratios:
Net loan charge-offs to average loans	1.20%	3.49%	0.69%
Provision for loan losses to average total loans	1.85	4.73	3.49
Allowance for loan losses to gross loans at end of period	4.01	3.81	2.99
Allowance for loan losses to total nonperforming loans	86.6	92.3	88.4
Net loan charge-offs to allowance for loan losses at end of period	30.13	97.54	23.18
Net loan charge-offs to provision for loan losses	64.74	73.71	19.69

CENTER FINANCIAL CORPORATION
SELECTED FINANCIAL DATA (Unaudited)

	Three Months Ended
Performance ratios:	3/31/2010	12/31/2009	3/31/2009
Return (loss) on average assets	0.53%	(4.44)%	(0.54)%
Return (loss) on average equity	4.34	(48.45)	(4.94)
Efficiency ratio	49.12	66.95	51.67
Net loans to total deposits at period end	89.85	84.64	96.89
Net loans to total assets at period end	70.15	67.45	77.19

Capital ratios:
Leverage capital ratio
Consolidated Company	12.82%	12.40%	11.04%
Center Bank	12.46	12.00	10.41
Tier 1 risk-based capital ratio
Consolidated Company	16.94	16.50	12.53
Center Bank	16.45	15.94	11.81
Total risk-based capital ratio
Consolidated Company	18.23	17.77	13.80
Center Bank	17.73	17.22	13.08

CENTER FINANCIAL CORPORATION
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(Dollars in thousands, except per share data)

	3/31/2010	12/31/2009

Total shareholders' equity	$257,124	$256,058
Less: Preferred stock	(53,227)	(123,171)
Common stock warrant	(1,026)	(1,026)
Goodwill and intangible assets, net	-	-
Tangible common equity	$202,871	$131,861

Total assets	$2,081,618	$2,192,800
Less: Goodwill and intangible assets, net	-	-
Tangible assets	$2,081,618	$2,192,800

Common shares outstanding	39,895,661	20,160,726

Tangible common equity per common share	$5.09	$6.54
Tangible common equity to tangible assets	9.75%	6.01%

	3/31/2010

Net income before income tax provision (as reported, GAAP)	$4,254

Less: Gain on sale of securities available for sale	2,209

Net income before income tax provision (non-GAAP)	2,045

Income tax provision at effective rate of 35%	716

Net income excluding gain on sale of securities (non-GAAP)	$1,329

CONTACT:
Center Financial Corporation
Lonny Robinson
Chief Financial Officer
213-401-2311
lonnyr@centerbank.com
or
PondelWilkinson Inc.
Angie Yang
Investor Relations
310-279-5967
ayang@pondel.com